Exhibit 10.1

[FORM OF LIMITED LIABILITY COMPANY AGREEMENT]

SOLAR LIFE SCIENCE PROGRAM LLC

LIMITED LIABILITY COMPANY AGREEMENT

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SOLAR LIFE SCIENCE PROGRAM LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement, dated as of February 22, 2017, is entered into by and between Solar Capital Ltd., Solar Senior Capital Ltd. and Deerfield Solar Holdings LLC (each, a “Member” and collectively, the “Members”).

WHEREAS, the Members desire to form a limited liability company under the Act (as defined below) for the purposes and pursuant to the terms set forth herein; and

WHEREAS, the Members acknowledge that PIMCO/SCP Corporate Lending Fund, L.P. shall become a Member of the Company at such time as PIMCO/SCP Corporate Lending Fund, L.P. holds its initial closing and is issued an interest in the Company pursuant to its Subscription Agreement.

NOW THEREFORE, in consideration of the mutual agreements set forth below, and intending to be legally bound, the Members hereby agree as follows:

ARTICLE 1 DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Act”: the Delaware Limited Liability Company Act, as from time to time in effect.

“Affiliate”: with respect to a Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, including, without limitation, any general partner or managing member of such Person and any investment fund now or hereafter existing which is controlled by one or more general partners or management members of, or shares the same management company with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement”: this Limited Liability Company Agreement, as it may from time to time be amended.

“Allocation Requirements”: the meaning set forth in Section 6.13(b).

“Approved Amendment List” the meaning set forth in Section 6.13(f).

“Audit Committee”: a Committee having the powers described in a charter to be approved by the Board promptly after the date hereof and which shall initially be comprised of two members, one of whom is the chief financial officer of SLRC and SUNS and the other member to be appointed by the Deerfield Manager after the date hereof.

“Board”: the meaning set forth in Section 6.1.

“Capital Account”: as to each Member, the capital account maintained on the books of the Company for such Member in accordance with Section 4.1.

“Capital Commitment”: as to each Member, the total amount set forth in such Member’s Subscription Agreement delivered herewith and on the Member List, which is contributed or agreed to be contributed to the Company by such Member as a Capital Contribution.

“Capital Contribution”: as to each Member, the aggregate amount of cash actually contributed to the equity capital of the Company by such Member. The Capital Contribution of a Member that is an assignee of all or a portion of an equity interest in the Company shall include the Capital Contribution of the assignor (or a pro rata portion thereof in the case of an assignment of less than the entire equity interest of the assignor).

“Cause Event” means with respect to any Member (i) such Member has engaged in conduct which constitutes gross negligence or willful misconduct with respect to the Company which has or reasonably could be expected to have in the good faith judgment of the other Members a material adverse effect on the business of the Company, (ii) such Member has been convicted of a felony or any fraud, theft, wrongful appropriation, embezzlement or any other financial crime, (iii) a bankruptcy or other similar insolvency event has occurred with respect to such Member, (iv) a default by such Member under this Agreement that has not been cured prior to the Default Date; or (v) such Member has triggered a Solar Triggering Event or a Deerfield Triggering Event that has been deemed a Cause Event pursuant to the terms hereof.

“Certificate of Formation”: the certificate of formation for the Company filed under the Act, as from time to time amended.

“Code”: the U.S. Internal Revenue Code of 1986, as from time to time amended.

“Common Investment”: the meaning set forth in Section 9.5(a)(ii).

“Conflict”: the meaning set forth in Section 6.13(e).

“Committee”: a committee appointed by the Board, pursuant to Section 6.8, including the Audit Committee.

“Company”: the limited liability company created and existing pursuant to the Certificate of Formation and this Agreement.

“Company Counsel”: the meaning set forth in Section 10.9.

“Credit Event”: the meaning set forth in Section 6.13(e).

“Deerfield”: collectively, Deerfield Solar Holdings LLC and its Affiliates.

“Deerfield Manager”: the individual designated by Deerfield to act as Manager hereunder pursuant to Section 6.2. Deerfield may designate, remove, or designate a successor to, the Deerfield Manager by written notice thereof to the Solar Managers.

“Deerfield Triggering Event”: means an event which shall occur if (a) both James Flynn and Alex Karnal cease to be involved in the day-to-day management of the investment activities of Deerfield; and (b) Solar determines in its sole discretion to treat such event as a Cause Event.

“Default Date”: the meaning set forth in Section 3.2(a).

“Defaulting Member”: the meaning set forth in Section 3.2(a).

“Distribution Date”: the meaning set forth in Section 5.1.

“Excluded Amendments”: amendments which modify or waive the terms, conditions or material information of any Investment, other than any immaterial, ministerial or administrative amendments for which the Deerfield Manager has not provided or withheld consent within three (3) calendar days following the receipt of notice of such amendment to Deerfield from Solar, including amendments which result in: (1) an amendment or waiver of a material covenant of a borrower for more than four consecutive quarters; (2) approval of an acquisition or disposition; or (3) an amendment or waiver of any payment term, including mandatory prepayments or any funding condition.

“Expenses”: all costs and expenses, of whatever nature, directly or indirectly borne by the Company including under the Servicing Agreement and, for the avoidance of doubt, excluding any costs or expenses incurred by a Member in its capacity as a Member.

“GAAP”: United States generally accepted accounting principles as in effect from time to time.

“Independent Financing”: the meaning set forth in Section 6.13(g).

“Interim Loan” shall mean an interim borrowing provided to the Company by any of the Members prior to the SCP PIMCO Threshold Date. The terms and conditions of each Interim Loan shall be subject to Manager Approval and each of the Members shall be provided with the opportunity to participate as a lender with respect to each Interim Loan, on a pro rata basis.

“Investment”: an investment of any type held, directly or indirectly, by the Company from time to time. It is the intention of the Members that the Company only invest in Senior Secured Loans to public and private companies in the life sciences industry principally located in the United States and Canada that are sourced by Solar, provided, that the Company’s investment strategy may be modified from time to time by Manager Approval.

“Investment Company Act”: the U.S. Investment Company Act of 1940, as amended.

“Investor Laws”: the meaning set forth in Section 7.2(b).

“Loss”: the meaning set forth in Section 6.16(a).

“Manager”: the meaning set forth in Section 6.1.

“Manager Approval”: as to any matter requiring Manager Approval hereunder, the unanimous approval or, solely with respect to any matter that may be unwound if not ratified, unanimous subsequent ratification by the Managers.

“Member”: each Person identified as a Member in the first sentence hereof, and any Person that is or becomes a Member of the Company.

“Member List”: the meaning set forth in Section 2.7.

“Order”: the order that was issued by the SEC on June 30, 2014 to Solar, which permits Solar to participate in certain co-investment transactions that otherwise would be prohibited under Sections 17(d) or 57(a)(4) of the Investment Company Act.

“Organizational Expenses”: means all costs, expenses and fees incurred directly in connection with the formation of the Company including, but not limited to, the drafting and filing of the Company’s certificate of formation, and fees of any service providers used to facilitate filings with the State of Delaware or any jurisdiction in which the Company applies for authority to do business, but excluding, for the avoidance of doubt, expenses and fees incurred in a Member’s capacity as a Member, including the negotiation of this Agreement, the servicing agreement by and among the Company and the Servicer and the subscription agreement by and between the Company and each of the Members.

“Person”: shall include an individual, corporation, partnership, association, joint venture, company, limited liability company, trust, governmental authority or other entity.

“PIMCO Appointee”: the meaning set forth in Section 6.13(e).

“Portfolio Company”: with respect to any Investment, any Person that is the issuer of any equity securities, equity-related securities or obligations, debt instruments or debt-related securities or obligations (including senior debt instruments, investments in senior loans, senior debt securities and any notes or other evidences of indebtedness, preferred equity, warrants, options, subordinated debt, mezzanine securities or similar securities or instruments) that are the subject of such Investment. Portfolio Companies do not include Subsidiaries.

“Proceeding”: has the meaning set forth in Section 6.16(a).

“Profit or Loss”: as to any fiscal period, the Company’s taxable income or loss for such period for federal income tax purposes under the Code, including each item of the Company’s income, gains, losses and deductions for such period and as adjusted under the Code and the Treasury Regulations thereunder (including adjustments for non-deductible expenses, certain excluded items of income and any gains or losses as a result of adjustments made pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f)).

“Reinvestment Period”: the period of time from the date of this Agreement to the fourth anniversary of the date of this Agreement, unless extended at any time upon Manager Approval or terminated earlier pursuant to the terms hereof.

“SCP PIMCO”: PIMCO/SCP Corporate Lending Fund, L.P. or any Person substituted for PIMCO/SCP Corporate Lending Fund, L.P. as a Member and approved by Manager Approval.

“SCP PIMCO Threshold Date”: the date that is the earlier of: (i) the date on which SCP PIMCO can contribute capital to the Company, (ii) the date on which SCP PIMCO terminates its Capital Commitment pursuant to its Subscription Agreement or (iii) December 31, 2017.

“SEC”: U.S. Securities and Exchange Commission.

“Senior Secured Loans”: credit facilities which are secured by a first lien on some or all of the applicable issuer’s assets.

“Servicer”: SLRC and SUNS or, subject to Manager Approval, an Affiliate of SLRC or SUNS that performs administrative and loan services for the Company or, subject to the conditions of Section 8.4, a substitute Servicer appointed by the Deerfield Manager. Solar Capital Partners, LLC and Solar Capital Management, LLC are hereby approved by Manager Approval to serve as delegates of the Servicer with respect to the Company.

“Servicing Agreement”: the Servicing Agreement between the Company and the Servicer, as amended from time to time with Manager Approval.

“SLRC”: Solar Capital Ltd., or any Person substituted for Solar Capital Ltd. as a Member and approved by Manager Approval.

“SLRC Manager”: the person designated by SLRC to act as a Manager hereunder pursuant to Section 6.2. SLRC may designate, remove, or designate a successor to the SLRC Manager by written notice thereof to the Deerfield Manager and the SUNS Manager.

“Solar”: collectively, SLRC, SUNS and their Affiliates.

“Solar Managers”: collectively the SLRC Manager and the SUNS Manager.

“Solar Triggering Event”: means an event which shall occur if (a) (i) at least one of Michael Gross or Bruce Spohler is not serving as a Solar Manager, or (ii) both Michael Gross and Bruce Spohler cease to be involved in the day-to-day management of the investment activities of Solar and (b) and Deerfield determines at its sole discretion to treat such event as a Cause Event.

“Subscription Agreement”: Each of the several subscription agreements entered into between the Company and a Member.

“Subsidiary”: any investment vehicle or financing vehicle directly or indirectly owned, in whole or in part, by the Company.

“SUNS”: Solar Senior Capital Ltd., or any Person substituted for Solar Senior Capital Ltd. as a Member and approved by Manager Approval.

“SUNS Manager”: the person designated by SUNS to act as a Manager hereunder pursuant to Section 6.2. SUNS may designate, remove, or designate a successor to the SUNS Manager by written notice thereof to the Deerfield Manager and SLRC Manager.

“Tax Liability”: as to any Member and any fiscal period, the amount of net taxable income allocated to such Member in respect of such Member’s ownership in the Company with respect to such period, multiplied by the greater of (i) fifty percent (50%) and (ii) the highest combined marginal federal, state and local income tax rates for an individual resident living in New York City, taking into account (x) the non-deductibility of any item for state or local income tax purposes that is deductible for federal income tax purposes, (y) the deductibility for federal income tax purposes of state or local income taxes, and (z) the deductibility of any item for state income tax purposes that is not deductible for federal income tax purposes. The Tax Liability for any fiscal period in which such Member was allocated net loss for federal income tax purposes shall be deemed to equal zero.

“Tax Matters Member”: the meaning set forth in Section 6.17.

“Treasury Regulations”: all final and temporary federal income tax regulations, as amended from time to time, issued under the Code by the United States Treasury Department.

“Value”: as of the date of computation with respect to some or all of the assets of the Company or any assets acquired by the Company, the value of such assets determined in accordance with Section 9.5.

Section 1.2 Other Definitional Provisions. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. Unless otherwise specified, references herein to applicable statutes or other laws are references to the federal laws of the United States.

ARTICLE 2 GENERAL PROVISIONS

Section 2.1 Formation of the Limited Liability Company. The Company was formed under and pursuant to the Act upon the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware, and the Members hereby agree to continue the Company under and pursuant to the Act. Michael Gross is designated and hereby ratified as an “authorized person”, within the meaning of the Act, to execute, deliver and file the Certificate of Formation of the Company and any amendments thereto with the Delaware Secretary of State pursuant to the Act as well as any other certificates (and any amendments to and/or restatements thereof) permitted or required to be filed with the Secretary of State of the State of Delaware. The Members agree that the rights, duties and liabilities of the Members shall be as provided in the Act, except as otherwise provided herein. Each Person being admitted as a Member as of the date hereof shall be admitted as a Member at the time such Person has executed this Agreement or a counterpart of this Agreement.

Section 2.2 Company Name. The name of the Company shall be “Solar Life Science Program LLC” or such other name as approved by Manager Approval.

Section 2.3 Place of Business; Agent for Service of Process.

(a) The registered office of the Company in the State of Delaware shall be c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, or such other place as the Members may designate. The principal business office of the Company shall be at 500 Park Avenue, 3rd Floor, New York, NY 10022 or such other place as may be approved by Manager Approval. The Company may also maintain additional offices at such place or places as may be approved by Manager Approval.

(b) The agent for service of process on the Company pursuant to the Act shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, or such other Person as the Board may designate with Manager Approval.

Section 2.4 Purpose and Powers of the Company.

(a) The purpose of the Company is to make Investments, either directly or indirectly, through Subsidiaries or other Persons.

(b) In furtherance of such purpose, subject to Section 6.10, the Company, either directly or indirectly, shall have the following powers:

(i) to form, invest in or through, transfer, dispose of or otherwise deal in the interests of, and exercise all rights, powers, privileges and other incidents of ownership with respect to, investment and financing vehicles (formed in the United States or otherwise) which hold one or more Investments, including, without limitation, investment and financing vehicles that are wholly or partially controlled, managed or administered by a Member, the Servicer or any of their Affiliates, and investment and financing vehicles that are partially owned by Persons other than the Company (including but not limited to Persons that may be controlled, managed or administered by a Member, the Servicer or any of their Affiliates), and investment vehicles formed for the purpose of making and administering revolving credit investments;

(ii) to purchase or otherwise acquire, transfer, dispose of or otherwise deal in, and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, Investments without regard to whether such Investments are publicly traded, readily marketable or restricted as to transfer;

(iii) to incur indebtedness for borrowed money, and to pledge, hypothecate, mortgage, collaterally assign, or otherwise grant security interests or liens on any Company assets, including without limitation the Capital Commitments and the power and authority to call the Capital Commitments;

(iv) to guarantee, or otherwise become liable for, the obligations of other Persons, including Portfolio Companies;

(v) to engage personnel and do such other acts and things as may be necessary or advisable in connection with the powers hereunder;

(vi) to engage and compensate attorneys, accountants, investment advisors, technical advisors, consultants, custodians, contractors and agents;

(vii) to pay and incur other expenses and obligations incident to the operation of the Company, including Organizational Expenses;

(viii) to establish, maintain, and close bank accounts and draw checks or other orders for the payment of money;

(ix) to enter into, make and perform all such contracts, agreements and other undertakings, and to take any and all actions and engage in any and all activities, as may be incidental to, or necessary, advisable or appropriate to, the carrying out of the foregoing purpose; and

(x) to take any other action permitted to be taken by a limited liability company under the Act.

(c) The Company may enter into and perform Subscription Agreements among the Company and each Member, without any further act, vote or approval of any Member notwithstanding any other provision of this Agreement, the Act or any other applicable law, rule or regulation.

Section 2.5 Fiscal Year. The fiscal year of the Company shall end on December 31 of each year.

Section 2.6 Liability of Members. Except as expressly provided in this Agreement, a Member shall have such liability for the repayment, satisfaction and discharge of the debts, liabilities and obligations of the Company only as is provided by the Act. A Member that receives a distribution made in violation of the Act shall be liable to the Company for the amount of such distribution to the extent, and only to the extent, required by the Act. The Members shall not otherwise be liable for the repayment, satisfaction or discharge of the Company’s debts, liabilities and obligations, except that each Member shall be required to make Capital Contributions in accordance with the terms of this Agreement and shall be required to repay any distributions which are not made in accordance with this Agreement. Notwithstanding the foregoing provisions of this Section 2.6, no Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

Section 2.7 Member List. The Board shall cause to be maintained in the principal office of the Company a list (the “Member List”) setting forth, with respect to each Member, such Member’s name, address, Capital Commitment, Capital Contributions and such other information as the Board may deem necessary or desirable or as required by the Act. The Board shall from time to time update the Member List as necessary to reflect accurately the information therein. Any reference in this Agreement to the Member List shall be deemed to be a reference to the Member List as in effect from time to time. No action of the Members shall be required to supplement or amend the Member List. Revisions to the Member List made by the Board as a result of changes to the information set forth therein made in accordance with this Agreement shall not constitute an amendment of this Agreement.

ARTICLE 3 COMPANY CAPITAL AND INTERESTS

Section 3.1 Capital Commitments.

(a) Each Member’s Capital Commitment shall be set forth on the Member List and in such Member’s Subscription Agreement and shall be payable in cash in U.S. dollars. Prior to the SCP PIMCO Threshold Date, subject to Manager Approval, the Servicer may utilize the proceeds from any Interim Loan to fund Investments or pay expenses; provided that the aggregate principal amount of all Interim Loans outstanding shall not exceed the Capital Commitment of any Member. Following the SCP PIMCO Threshold Date, subject to Manager Approval, each payment of a Member’s Capital Commitment shall be made from time to time within fifteen (15) business days after notice from the Servicer specifying the amount then to be paid, or such later date as may be specified in such notice; provided, that the Members agree to use commercially reasonable efforts to contribute capital in fewer than fifteen (15) business days if practicable. Capital Contributions shall be made by all Members pro rata based on their respective Capital Commitments.

(b) Each Member’s obligation to fund its Capital Commitment shall commence on the date of the Member’s admission to the Company and expire upon the termination of the Reinvestment Period; provided that following the expiration of the Reinvestment Period, Members shall remain obligated to fund their respective Capital Commitments for Investments approved by Manager Approval that the Company was contractually committed to make in whole or in part (as evidenced by a binding commitment letter, binding term sheet or binding letter of intent, or definitive legal documents under which less than all advances have been made) on or before the expiration of the Reinvestment Period, Expenses and all other obligations of the Company including, for the avoidance of doubt, protective advances required under the Investments.

(c) A Member may terminate all or any portion of its remaining Capital Commitments at any time upon thirty (30) days’ prior written notice to the other Members. For the avoidance of doubt, termination of all or any portion of a Member’s Capital Commitment shall not require Manager Approval or the consent of any other Member. Upon any such termination, the Reinvestment Period shall terminate and the Company shall be wound down in accordance with Section 8.3.

(d) For the avoidance of doubt, termination of a remaining Capital Commitment by a Member pursuant to Section 3.1(c) shall not extinguish such Member’s obligation to contribute capital to the extent any revolver or delay draw exists on or prior to the date of termination and shall not terminate the remaining Capital Commitment of any other Member.

Section 3.2 Defaulting Members.

(a) Upon the failure of any Member (a “Defaulting Member”) to pay in full any portion of such Member’s Capital Commitment within ten (10) days after written notice from any other Member (the “Default Date”) that such payment is overdue, each of the other Members, in its sole discretion, shall have the right to pursue one or more of the following remedies on behalf of the Company, and at the Company’s expense, if such failure has not been cured in full within such ten-day period:

(i) collect such unpaid portion (and all attorneys’ fees and other costs incident thereto) by exercising and/or pursuing any legal remedy the Company may have;

(ii) pay to the Company the Defaulting Member’s unpaid portion of the capital call (and, upon such payment, a corresponding portion of the Defaulting Member’s interest in the Company shall be transferred to such Member); and

(iii) upon thirty (30) days’ written notice (which period may commence during the ten-day notice period provided above), and provided that the overdue payment has not been made, dissolve and wind down the Company in accordance with Article 8.

Except as set forth below, the non-defaulting Members’ election to pursue any one of such remedies shall not be deemed to preclude such Members from pursuing any other such remedy, or any other available remedy, simultaneously or subsequently.

(b) Notwithstanding any provision of this Agreement to the contrary,

(i) a Defaulting Member shall remain fully liable to the creditors of the Company to the extent provided by law as if such default had not occurred; and

(ii) a Defaulting Member shall not be entitled to distributions made after the Default Date until the default is cured; provided, however, that the Company shall have the right, but not the obligation, to apply any such distributions towards the amount otherwise payable by the Defaulting Member to the Company.

Section 3.3 Interest or Withdrawals. No Member shall be entitled to receive any interest on any Capital Contribution to the Company. Except as otherwise specifically provided herein, no Member shall be entitled to withdraw any part of its Capital Contributions or Capital Account balance.

ARTICLE 4 ALLOCATIONS

Section 4.1 Capital Accounts.

(a) An individual capital account (a “Capital Account”) shall be maintained for each Member consisting of such Member’s Capital Contribution, increased or decreased by Profit or Loss allocated to such Member, decreased by the cash or Value of property (giving effect to any liabilities the property is subject to, or which the Member assumes) distributed to such Member, and otherwise maintained consistent with this Agreement. In the event that the Board determines that it is prudent to modify the manner in which Capital Accounts, including all debits and credits thereto, are computed in order to be maintained consistent with this Agreement, the Board is authorized to make such modifications to the extent that they do not result in a material adverse effect to any Member. Capital Accounts shall be maintained in a manner consistent with applicable Treasury Regulations.

(b) Profit or Loss shall be allocated among Members as of the end of each fiscal year of the Company; provided that Profit or Loss shall also be allocated at the end of (i) each period terminating on the date of any withdrawal by any Member, (ii) each period terminating immediately before the date of any admission or increase in Capital Commitment of any Member, (iii) the liquidation of the Company, or (iv) any period which is determined by Manager Approval to be appropriate.

Section 4.2 Allocations of Profits and Losses.

(a) Profit or Loss shall be allocated among the Members as provided by this Section 4.2. Loss shall be allocated among the Members pro rata in accordance with such Members’ Capital Contributions.

(b) The Board shall cause the Company, at such times and in such amounts as determined by the Board, in good faith, to make special allocations of Profit and Loss or specific items of income, gain, loss or deduction to the Members in order to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2 (including the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f), the partner minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and the qualified income offset requirement of the alternate test for economic effect in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)).

Section 4.3 Changes of Interests. For purposes of allocating Profit or Loss for any fiscal year or other fiscal period between any Members whose relative Company interests have changed during such period, or to any withdrawing Member that is no longer a Member in the Company, the Company shall allocate according to any method allowed by the Code and selected with Manager Approval, provided, that if any such allocation would adversely affect a former Member to a greater extent than any permitted alternative, the approval of such former Member shall be required. Distributions with respect to an interest in the Company shall be payable to the owner of such interest on the date of distribution.

Section 4.4 Allocations for Tax Purposes.

(a) Each item of income, gain, loss, deduction or credit for federal income tax purposes shall be allocated in the same manner as such item is allocated pursuant to Section 4.2.

(b) In the event of any variation between the adjusted tax basis and value of any Company property reflected in the Members’ capital accounts maintained for federal income tax purposes, such variation shall be taken into account in allocating taxable income or loss for federal income tax purposes in accordance with, and to the extent consistent with, the principles under Section 704(c) of the Code and applicable Treasury Regulations.

ARTICLE 5 DISTRIBUTIONS

Section 5.1 General. Except as otherwise provided in this Article 5 or Section 8.3, distributions shall be shared among the Members as set forth in this Section 5.1. On the last day of each fiscal quarter, Solar shall review the estimated earnings of the Company during such fiscal quarter, and to the extent Solar has determined, in its reasonable discretion, that there is available income sufficient to make a distribution from available cash or cash equivalents received from one or more Investments (whether from principal repayment or otherwise and after reduction, if any, as provided by Section 5.3 and Section 5.4), Solar shall cause the Company to make distributions of such amounts of income, shared among the Members in respect of their interests in the Company in proportion to their respective Capital Accounts; provided that the amount of any such distribution may be reduced as provided by Section 5.3 and Section 5.4, including for the purpose of reinvesting proceeds received from Investments as set forth in Section 5.4; and provided, further, that such distributions shall not require Manager Approval. Additionally, the Company shall make distributions of taxable earnings (which, for the avoidance of doubt, shall not be GAAP earnings) on an annual basis as determined by Solar; provided, that such distributions do not violate the terms and conditions of any credit facilities or other borrowings of the Company. The Company shall not be required to sell or dispose of any Investments to meet such distribution requests. In each case, the Company shall distribute such amounts to the Members on a date as soon as reasonably practicable after the relevant determination by Solar (each a “Distribution Date”). Any distributions to be made by the Company which are not in accordance with the foregoing and any determination not to make any distributions as set forth in this Section 5.1 shall be subject to Manager Approval.

Section 5.2 Tax Distributions. With respect to each fiscal year of the Company, if and to the extent that the Tax Liability of any Member with respect to such fiscal year, but for this Section 5.2, would have exceeded the distributions otherwise made to such Member under Section 5.1 with respect to such fiscal year, then, unless the Managers with Manager Approval otherwise direct, the Company shall distribute to all Members on a Distribution Date (but in no event later than March 15th following the end of such fiscal year), in proportion to their respective Capital Accounts, an amount sufficient so that, together with distributions under Section 5.1 with respect to such fiscal year, each Member shall have received as of such relevant Distribution Date, distributions with respect to such fiscal year no less than such Member’s Tax Liability with respect to such fiscal year, unless (i) the Company, as agreed by Manager Approval, has insufficient cash available (without the requirement for borrowings or the sale of assets) to make any such distributions or (ii) such distributions violate the terms and conditions of any credit facilities or other borrowings of the Company.

Section 5.3 Withholding. To the extent the Company is required by law to withhold or to make tax payments (including any interest, penalties or additions imposed with respect thereto) on behalf of or with respect to any Member (including backup withholding), the Company may withhold such amounts and make such tax payments as so required. If the Company pays or incurs any withholding tax or other tax obligation with respect to the income allocable or distributable to one or more Members, then the amount of such withholding tax or tax obligation shall be treated as a distribution to such Member or Members, as applicable, pursuant to the terms of this Agreement. Such amount shall be debited against the Capital Account(s) of such Member or Members as of the close of the accounting period during which the Company so withholds or pays such obligation. If the amount so withheld, paid or incurred is greater than the balance of the Capital Account(s) of the relevant Member or Members, as applicable, then such Member or Members and any successors shall make a contribution to the capital of the Company, in the amount of such excess. If such Member or Members fail to make such contribution, any amount which the Company is obligated to pay shall be deemed an interest-free advance from the Company to such Member or Members, payable by such Member by withholding from subsequent distributions or within ten (10) days after receiving written request for payment from the Company.

Section 5.4 Reinvestment; Certain Limitations; Distributions in Kind.

(a) Amounts constituting a return of Capital Contributions received by the Company during the Reinvestment Period with respect to Investments may, upon Manager Approval, be retained and used, or reserved to be used during the Reinvestment Period, to make future Investments. Alternatively, the Members, with Manager Approval, may cause the Company to distribute, in accordance with Section 5.1 through Section 5.3, any amount that could be retained for re-investment as set forth above. To the extent such distributed amount to a Member represents a distribution out of such Member’s aggregate unreturned Capital Contributions, such amount shall be added to the unfunded Capital Commitment of such Member and may be recalled by the Company during the Reinvestment Period in accordance with Article 3.

(b) In no event shall the Company be required to make a distribution to the extent that it would (i) render the Company insolvent, or (ii) violate Section 18-607(a) of the Act.

(c) No part of any distribution shall be paid to any Member from which there is due and owing to the Company, at the time of such distribution, any amount required to be paid to the Company pursuant to Article 3. Any such withheld distribution shall be paid to such Member, without interest, when all past due installments of such Member’s Capital Commitment have been paid in full by such Member.

(d) Manager Approval shall be required prior to the Company making any distribution in-kind. Distributions of securities and of other non-cash assets of the Company other than upon the dissolution and liquidation of the Company shall only be made pro rata to all Members (in proportion to their respective shares of the total distribution) with respect to each security or other such asset distributed. Securities listed on a national securities exchange that are not restricted as to transferability and unlisted securities for which an active trading market exists and that are not restricted as to transferability shall be valued in the manner contemplated by Section 9.5 as of the close of business on the day preceding the distribution, and all other securities and non-cash assets shall be valued as determined pursuant to Section 9.5.

ARTICLE 6 MANAGEMENT OF COMPANY

Section 6.1 Establishment of the Board. Outside of the authority granted to the Servicer hereunder and under the Servicing Agreement, the management and control of the Company shall be vested entirely in a board of managers of the Company (the “Board”) which shall act by Manager Approval. The Board is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be appointed in accordance with the provisions of Section 6.2. The business and affairs of the Company shall be managed, operated and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full and complete power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement.

Section 6.2 Board Composition; Vacancies.

(a) The Company and the Members shall take such actions as may be required to ensure that the number of Managers constituting the Board is at all times three (3). The Board shall be comprised of the following Managers: (i) two (2) individuals designated by Solar, who shall initially be Michael S. Gross and Bruce Spohler, and (ii) one (1) individual designated by Deerfield, who shall initially be Elise Wang. A Member may, by written notice to the other Members, appoint an alternate or proxy Board designee to take action in place of any current designee who may be temporarily unavailable at the time such action is required.

(b) In the event that a vacancy is created on the Board at any time due to the death, disability, retirement, resignation or removal of a Manager, then the Member who appointed such Manager pursuant to the terms of this Section 6.2 shall have the right to designate an individual to fill such vacancy and the Company and each Member hereby agree to take such actions as may be required to ensure the election or appointment of such designee to fill such vacancy on the Board.

Section 6.3 Removal; Resignation.

(a) A Manager may be removed or replaced at any time from the Board, with or without cause, upon, and only upon, the written request of the Member that designated the applicable Manager.

(b) A Manager may resign at any time from the Board by delivering his written resignation to the Board. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s acceptance of a resignation shall not be necessary to make it effective.

Section 6.4 Meetings.

(a) The Board shall meet no less frequently than once per fiscal quarter, at such time and at such place as the Board may designate. Meetings of the Board may be held either in person or by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, at the offices of the Company or such other place (either within or outside the State of Delaware) as may be determined from time to time by the Board. Written notice of each meeting of the Board shall be given to each Manager at least three (3) business days’ written notice (if the meeting is to be held in person) or two (2) business days’ written notice (if the meeting is to be held by telephone communications or video conference) prior to each such meeting or upon such shorter notice as may be approved by all the Managers.

(b) Special meetings of the Board shall be held on the call of all Managers upon at least three (3) business days’ written notice (if the meeting is to be held in person) or two (2) business days’ written notice (if the meeting is to be held by telephone communications or video conference) to the Managers, or upon such shorter notice as may be approved by all the Managers. Any Manager may waive such notice as to himself.

(c) Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting. Any Manager may waive notice as to himself.

Section 6.5 Quorum; Manner of Acting.

(a) Attendance by all Managers serving on the Board shall constitute a quorum for the transaction of business of the Board. At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting. If a quorum shall not be present at any meeting of the Board, then the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(b) Any Manager may participate in a meeting of the Board by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(c) Each Manager shall have one vote on all matters submitted to the Board or any Committee thereof. Except as otherwise set forth in this Agreement, the Board shall act with Manager Approval, provided, that, notwithstanding the foregoing, the approval of a majority of the Managers constituting a quorum of the Board shall be sufficient for the Company to approve or make any amendment that is not an Excluded Amendment to the terms of any Investment. For the avoidance of doubt, any action taken by the Servicer in its capacity as the Servicer and pursuant to the Servicing Agreement shall not be an act of the Solar Managers, in their capacity as Managers, or Solar, in its capacity as a Member.

Section 6.6 Action By Written Consent. Notwithstanding anything herein to the contrary, any action of the Board (or any Committee) may be taken without a meeting if either (a) a written consent executed by all of the Managers of the Board (or Committee members appointed by Solar and Deerfield) shall approve such action; provided, that prior written notice of such action is provided to all Managers (or Committee members) at least one day before such action is taken. Such consent shall have the same force and effect as a vote at a meeting where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State of Delaware.

Section 6.7 Expense Reimbursement. Each Manager shall be reimbursed by the Company for his reasonable out-of-pocket expenses incurred in the performance of his duties as a Manager, pursuant to such policies as may from time to time be established by the Board.

Section 6.8 Committees. The Board may, by Manager Approval, designate from among the Managers (or other persons) one or more Committees, each of which shall be comprised of one or more Managers (or other persons selected by the Managers); provided, that in no event may the Board designate any Committee with all of the authority of the Board, and, provided, further, that each Committee shall include at least one member designated by the Deerfield Manager. The Board by Manager Approval may dissolve any Committee, and the Managers that appointed a member of a Committee may remove such member of a Committee at any time. Effective on the date of this Agreement, the

Board establishes the Audit Committee. The members of the Audit Committee shall be designated by the Board, and the charter for the Audit Committee shall be approved by the Board promptly after the date hereof.

Section 6.9 Servicing Agreement. The Company is entering into the Servicing Agreement with the Servicer, pursuant to which certain functions are delegated to the Servicer. The Servicing Agreement is hereby approved by the Members, provided that amendments thereto are subject to Manager Approval. Notwithstanding any other provision of this Agreement, Deerfield, as an express third-party beneficiary of the Servicing Agreement, may enforce the terms thereof for Deerfield’s benefit, without Manager Approval or other approval or consent of any Manager or Member or the Company; provided Deerfield provides notice of such action to the other Members.

Section 6.10 Restrictions. Without Manager Approval, the Company shall not:

(a) approve or make any Investments or acquire any other entity or business;

(b) sell, dispose of or transfer to a third Person any Investments or interests in any Investments;

(c) approve or make any Excluded Amendments to the terms of any Investments;

(d) enter into any agreement with respect to (i) a plan of merger or consolidation of the Company with or into another entity (which, for the avoidance of doubt, does not include the consolidation of entities as may be required by GAAP) or (ii) a sale of all or substantially all of the assets of the Company;

(e) enter into any agreement with any Affiliate of a Member (except for the Servicing Agreement which has been approved by the Members);

(f) amend, modify or extend the terms of the Servicing Agreement or any expense reimbursement agreement;

(g) change the Servicer;

(h) incur any debt;

(i) enter into any contract, arrangement or agreement (or any amendment or waiver of such contract, arrangement or agreement), whether written or oral, pursuant to which the Company would either reasonably expect to pay or be paid at least $150,000 in the aggregate over the life of such contract, agreement or arrangement; provided that this restriction shall exclude ordinary course due diligence expenses related to pursuing Investments;

(j) liquidate or dissolve the Company;

(k) convert the Company into a corporation for United States federal income tax purposes;

(l) create or issue any equity interests or securities convertible into or exchangeable for equity interests of the Company;

(m) subject to Solar’s ability to declare dividends, maintain reserves for working capital in relation to quarterly or other distributions;

(n) make any tax or accounting elections or make a change in tax or accounting positions;

(o) sue, prosecute or settle any claims against third parties;

(p) delegate any duties of the Board except to Committees thereof as set forth in this Agreement;

(q) change the name of the Company;

(r) enter into any new line of business;

(s) cause the Company to conduct an initial public offering or register any class of its securities under the Securities Exchange Act of 1934, as amended;

(t) amend or waive any provisions of any of the Company’s constituent documents, including, without limitation, the charters of any Committees; or

(u) commit or agree to do any of the foregoing.

Section 6.11 No Personal Liability. Except as otherwise provided in the Act, by applicable law or expressly in this Agreement, no Manager will be obligated personally for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Manager.

Section 6.12 Reliance by Third Parties. Notwithstanding any other provision of this Agreement, any contract, instrument or act on behalf of the Company by a Member, a Manager, or any other Person previously delegated by Manager Approval, with the exception of such contracts, instruments or acts requiring Manager Approval under this Agreement, shall be conclusive evidence in favor of any third party dealing with the Company that such Person has the authority, power and right to execute and deliver such contract or instrument and to take such act on behalf of the Company. This Section shall not be deemed to limit the liabilities and obligations of such Person to seek approval of the Board or Manager Approval as set forth in this Agreement.

Section 6.13 Members’ Outside Transactions; Investment Opportunities; Time and Attention; Conflict of Interest; Resolution of Trading Conflicts.

(a) Each Manager shall devote such time and effort as is reasonably necessary to diligently administer the activities and affairs of the Company, but shall not be obligated to spend full time or any specific portion of their time to the activities and affairs of the Company.

(b) Solar and its Affiliates may manage or administer other investment funds and other accounts with similar or dissimilar mandates, and may be subject to the provisions of the Investment Company Act, including, without limitation, Section 57 thereof, and the Investment Advisers Act of 1940, as amended, and the rules, regulations and interpretations thereof, with respect to the allocation of investment opportunities among such other investment funds and other accounts (the “Allocation Requirements”). For the avoidance of doubt, any transaction that arises under or in connection with this Agreement shall be subject to the terms and conditions of the Order.

(c) Subject to the other provisions of this Section 6.13 and other provisions of this Agreement, each of the Members, the Servicer and each of their respective Affiliates and members may engage in, invest in, participate in or otherwise enter into other business ventures of any kind, nature and description, individually and with others, including, without limitation, the formation and management of other investment funds with or without the same or similar purposes as the Company, and the ownership of and investment in securities, and neither the Company nor any other Member shall have any right in or to any such activities or the income or profits derived therefrom.

(d) In the event that any agreement (including with respect to any Interim Loan) or Investment contemplated for the Company is with (i) any Affiliate of any Member or (ii) any other party with which a Member has an existing relationship or investment, such Member shall disclose such relationship to the Board in advance of the Board’s consideration of such agreement or Investment and all material information with respect thereto. Any such conflicts of interest and/or related transactions that are presented to the Company may only be approved, waived or otherwise consented to with Manager Approval. The Members and their respective Affiliates shall not enter into a new contract or agreement with any Portfolio Company without Manager Approval, including any terms (monetary or otherwise) or conditions thereof that would be less favorable to the Company than such terms and conditions as would be reasonably expected to be obtainable at the time in a comparable arm’s length transaction with a person other than an Affiliate of Solar.

(e) Deerfield shall disclose to Solar the name of any publicly traded issuer in which Deerfield has an investment if the Company proposes to invest in the same issuer (including, by way of example and not limitation, any publicly traded equity, convertible securities, bonds or other instruments traded on an exchange or otherwise not acquired in a private transaction). In addition, Deerfield and Solar each agree that, notwithstanding any other provision of this Agreement, a “Conflict” shall exist if (x) Deerfield or any of its Affiliates holds the publicly traded securities, bonds or any similar instrument of or an interest in any Portfolio Company, and (y) the value of Deerfield’s securities, bonds or similar instrument or interest in such Portfolio Company exceeds 50% of Deerfield’s pro rata share of the Company’s investment in such Portfolio Company. If a Conflict exists and an event (each, a “Credit Event”) requires the Company to approve one of the items on the Approved Amendment List below, Solar and Deerfield shall use commercially reasonable efforts to mutually agree on a reasonable course of action to address the required actions from the Approved Amendment List. If Solar and Deerfield do not mutually agree on a reasonable course of action to address such Credit Event within four (4) business days after which Deerfield is provided with appropriate materials to make such a decision, including all reasonable materials requested by Deerfield, then Solar and

Deerfield will, together, request that a representative from PIMCO having involvement with a PIMCO affiliate which is a Member of the Company (the “PIMCO Appointee”) be selected and be deemed a Manager under this Agreement in place of Deerfield solely for purposes of addressing the Credit Event in accordance with this Section 6.13(e) and Section 6.13(f).

(f) Subject to the limitations set forth in Section 6.13(g), the following are agreements and actions with respect to an Investment that can be approved pursuant to the procedures described in this Section 6.13 upon the occurrence of a Credit Event (the “Approved Amendment List”):

(i) The exercise of any remedies under the relevant documentation including forbearance and restructuring upon an event of default by such issuer;

(ii) Any amendment(s) to the relevant documentation to waive a default or event of default or any event that, with the passage of time, could reasonably be expected to cause a default or an event of default by such issuer;

(iii) Any amendment(s) to the relevant documentation where the Company is granted a lien on intellectual property or other material additional collateral;

(iv) Any amendment(s) to the relevant documentation that would result in a change to any amortization schedule described therein as a response to (A) the Portfolio Company’s failure to meet any key milestone or (B) a material increase in the cash burn rate applicable to the borrower thereunder; and

(v) Any determination that a material adverse effect has occurred with respect to the Portfolio Company under the relevant governing documentation.

(g) Any agreement or action obligating the Company to make an Investment, increase its investment in, or restore the principal balance of, a Portfolio Company, or that adversely affects Deerfield’s interest in an Investment in a materially disproportionate manner compared to any other Member is not permitted under the Approved Amendment List. Furthermore, if a Conflict exists and the Deerfield Manager does not provide consent for purposes of Manager Approval to the Company investing in a debtor-in-possession financing facility for the applicable Portfolio Company, then Solar may, notwithstanding this Section 6.13, pursue and consummate such financing independently of the Company (an “Independent Financing”), provided that Solar shall offer Deerfield the right to participate as a lender in such Independent Financing, pro rata in accordance with relative percentage interests in the Company held by Solar and Deerfield as of the date of the consummation of such Independent Financing.

Section 6.14 Exculpation of Managers.

(a) No Manager shall be liable to the Company or any other Manager for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Manager in good-faith reliance on the provisions of this Agreement, so long as such action or omission does not constitute, gross negligence, fraud or intentional misconduct by such Manager.

(b) A Manager shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Profits or Losses of the Company or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (i) another Manager; (ii) one or more officers or employees of the Company or the Servicer; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company or the Servicer; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in § 18-406 of the Delaware Act.

Section 6.15 Liabilities and Duties of the Members and Managers.

(a) Except as otherwise provided herein, this Agreement is not intended to, and does not, create or impose any fiduciary duty on any Member or Manager with respect to the Company. Furthermore, each of the Members, Managers and the Company hereby waives any and all fiduciary duties that, absent such waiver, may be implied by the Act or other applicable law, and in doing so, acknowledges and agrees that the duties and obligations of each Member and Manager to each other and to the Company are only as expressly set forth in this Agreement. Notwithstanding the forgoing, this Agreement is not intended to limit any fiduciary duty that any Member or Manager may have with respect to any other entity. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Member or a Manager otherwise existing at law or in equity, are agreed by the Members and the Managers to replace such other duties and liabilities of such Member or Manager.

(b) Whenever in this Agreement a Member or a Manager is permitted or required to make a decision (including a decision that is in such Manager’s “discretion” or under a grant of similar authority or latitude), such Member or Manager shall be entitled to consider only such interests and factors as such Member or Manager desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person other than those required by applicable law, rule, regulation or order. Whenever in this Agreement a Member or Manager is permitted or required to make a decision in such Manager’s “good faith”, the Member or the Manager, as applicable, shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement, the Act or any other applicable law.

Section 6.16 Indemnification.

(a) Subject to the limitations and conditions as provided in this Section 6.16, each Person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or arbitrative or in the nature of an alternative dispute resolution in lieu of any of the foregoing (hereinafter a “Proceeding”), or any appeal in such a Proceeding or any inquiry or investigation that could lead to such a Proceeding, by reason of the fact that such Person, or a Person of which such Person is the legal representative, is or was a Member or a

Manager or a representative thereof, shall be indemnified by the Company to the fullest extent permitted by applicable law including, but not limited to, the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment) against all liabilities and expenses (including judgments, penalties (including excise and similar taxes and punitive damages), losses, fines, settlements and reasonable expenses (including, without limitation, reasonable attorneys’ and experts’ fees)) actually incurred by such Person in connection with such Proceeding, appeal, inquiry or investigation (each a “Loss”), unless such Loss shall have been primarily the result of gross negligence, fraud or intentional misconduct by the Person seeking indemnification hereunder, in which case such indemnification shall not cover such Loss to the extent resulting from such gross negligence, fraud or intentional misconduct. Indemnification under this Section 6.16 shall continue as to a Person who has ceased to serve in the capacity which initially entitled such Person to indemnity hereunder. The rights granted pursuant to this Section 6.16 shall be deemed contract rights, and no amendment, modification or repeal of this Section 6.16 shall have the effect of limiting or denying any such rights with respect to actions taken or Proceedings, appeals, inquiries or investigations arising prior to any amendment, modification or repeal. To the fullest extent permitted by law, no Person entitled to indemnification under this Section 6.16 shall be liable to the Company or any Member for any act or omission performed or omitted by or on behalf of the Company; provided that such act or omission has not been fully adjudicated to constitute fraud, intentional misconduct or gross negligence. In addition, any Person entitled to indemnification under this Section 6.16 may consult with legal counsel selected with reasonable care and shall incur no liability to the Company or any Member to the extent that such Person acted or refrained from acting in good faith in reliance upon the opinion or advice of such counsel.

(b) The right to indemnification conferred in Section 6.16(a) shall include the right to be paid or reimbursed by the Company for the reasonable expenses incurred by a Person entitled to be indemnified under Section 6.16(a) who was, is or is threatened to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to the Person’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Person in advance of the final disposition of a Proceeding shall be made only upon delivery to the Company of a written undertaking by such Person to repay all amounts so advanced if it shall be finally adjudicated that such indemnified Person is not entitled to be indemnified under this Section 6.16 or otherwise.

(c) The Company, with Manager Approval, may indemnify and advance expenses to an employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to a Member or Manager under Sections 6.16(a) and 6.16(b).

(d) The right to indemnification and the advancement and payment of expenses conferred in this Section 6.16 shall not be exclusive of any other right that a Member or other Person indemnified pursuant to this Section 6.16 may have or hereafter acquire under any law (common or statutory), contract or provision of this Agreement.

(e) The indemnification rights provided by this Section 6.16 shall inure to the benefit of the heirs, executors, administrators, successors, and assigns of each Person indemnified pursuant to this Section 6.16.

Section 6.17 Tax Matters Member.

(a) SLRC (or any Affiliate designated by SLRC as its replacement) is hereby designated, and shall serve as, the “tax matters partner” (as defined in Section 6231 of the Code) or, after the effective date of Section 1101 of the Bipartisan Budget Act of 2015 (or any successor or similar provision of federal, state or local law) (the “New Partnership Audit Rules”), the “partnership representative” (“Tax Matters Member”). Except as provided in this Section 6.17, the Tax Matters Member shall be authorized and required to make any determination, decision or election related to its capacity as Tax Matters Member, in its sole discretion, and to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by any relevant governmental agency, including resulting administrative and judicial proceedings and to expend Company funds for professional services and costs associated therewith. The settlement of any material tax examination or proceeding by the Tax Matters Member shall be subject to the prior written consent of Deerfield, which shall not be unreasonably withheld, conditioned or delayed. The Tax Matters Member shall have the right to retain professional assistance in respect of any audit of the Company and all reasonable, documented out-of-pocket expenses and fees incurred by the Tax Matters Member on behalf of the Company as Tax Matters Member shall be reimbursed by the Company. Each Member shall be a “notice partner” within the meaning of Section 6231(a)(8) of the Code.

(b) For taxable years beginning after December 31, 2017 or later date, if applicable, the Tax Matters Member (i) except as agreed to by all of the Members, shall make an election under Section 6221 of the New Partnership Audit Rules, to the extent available under applicable law; and (ii) shall be permitted to make an election under Section 6226 of the New Partnership Audit Rules, in each case as and when permitted by applicable law; provided, that in the course of deciding whether to make the election described in clause (ii), the Tax Matters Member shall take into account the potential tax impact to each Member of such election. For purposes of the preceding sentence, the Tax Matters Member shall not be liable for making (or not making) such election after taking into account the potential tax impact of such election. If the Company is subject to any tax liabilities under Section 6225 of the New Partnership Audit Rules, the Tax Matters Member shall, in its reasonable discretion exercised in good faith, allocate among the Members any tax liability imposed under Section 6225 of the New Partnership Audit Rules, to the extent applicable, after applying the procedures set forth under Section 6225(c) by reducing amounts otherwise distributable to the Members hereunder in a fair and equitable manner (it being understood that any tax liabilities so allocated shall be treated as distributed to the applicable Members in accordance with Section 5.3).

(c) Notwithstanding anything to the contrary in this Section 6.17, the Tax Matters Partner shall at all times act at the lawful direction of the Board.

ARTICLE 7 TRANSFERS OF COMPANY INTERESTS;

WITHDRAWALS

Section 7.1 Transfers by Members.

(a) The interest of a Member in the Company and any Interim Loans held by a Member may not be assigned, pledged or otherwise hypothecated without Manager Approval, provided, that, a Member shall be permitted to transfer or assign (with or without consideration) some or all of its membership interests in the Company (and all or any portion of its remaining Capital Commitments) or Interim Loans to one or more Affiliates of such Member without Manager Approval so long as no such transfer or assignment will adversely impact any other Member. Any purported assignment in violation of this Section 7.1(a) shall be void ab initio.

(b) In connection with the permitted transfer of any equity in the Company, each transferee shall execute a joinder to this Agreement in the form as determined by the Managers. Upon execution of such joinder by the transferee, the transferring Member shall be released from all rights, obligations, and liabilities arising from and after the date thereof with respect to the transferred interest, as applicable, including the right to vote on any matters relating to the Company. Upon such a transfer, the transferee shall assume the economic obligations and liabilities (and all economic rights and benefits) including, without limitation, the Capital Commitment of the transferring Member with respect to such transferred interest and shall become a party to this Agreement and be treated as Member hereunder.

Section 7.2 Withdrawal by Members.

Members may withdraw from the Company only as provided by this Agreement.

(a) Notwithstanding any provision contained herein to the contrary, if a Member shall obtain an opinion of counsel to the effect that, as a result of any other Member’s ownership of an interest in the Company, the Company would be required to register as an investment company under the Investment Company Act of 1940, as amended, such other Member or Members shall at their election, upon written notice from such first Member, either (i) withdraw from the Company or (ii) all Members shall reduce on a pro rata basis (in accordance with the provisions of clause (d) below) their respective interest in the Company (including their respective Capital Commitment) to the extent such first Member has determined, based upon such opinion of counsel, to be necessary in order for the Company not to be required to so register. Each Member shall, upon written request from any of the other Members, promptly furnish to the other Members such information as the other Members may reasonably request from time to time in order to make a determination pursuant to this Section 7.2(a), but in no event later than ten (10) business days after such request.

(b) Notwithstanding any provision herein to the contrary, if a Member shall breach such Member’s obligation under the immediately following sentence, or if any of the other Members shall obtain an opinion of counsel to the effect that any contribution or payment by a Member to the Company would cause the Company or the other Member to be in violation of, or to the effect that such Member is in violation of, the United States Bank Secrecy Act, the United States Money Laundering Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the USA Patriot Act or any other similar law or regulation to which the Company, a Member, or such Member’s investment in the Company may be subject from time to time (collectively, “Investor Laws”), such Member shall, upon written notice from any of the other Members, withdraw from the Company in accordance with the provisions of clause (c) below. Each Member shall, upon written request from the other Members, promptly furnish to the other Members such information as the other Members may reasonably request from time to time in order to make a determination pursuant to this Section 7.2(b), but in no event later than ten (10) business days after such request.

(c) Notwithstanding any provision contained herein to the contrary, if any Member obtains an opinion of counsel or its independent auditor, as applicable, to the effect that (i) its investment in the Company is not or ceases to be a permitted investment for such Member under applicable laws or (ii) pursuant to GAAP the financial statements of the Company must be consolidated for accounting purposes on the books of such Member, such Member may, at its option, upon written notice to the other Members, withdraw from the Company in accordance with the provisions of clause (d) below. Each Member shall, upon written request from any other Member, promptly furnish to such other Member any information as it may reasonably request from time to time in order to make a determination pursuant to this Section 7.2(c), but in no event later than ten (10) business days after such request.

(d) If a Member withdraws its interest in the Company pursuant to this Section 7.2, the Members shall work together in good faith to negotiate the manner and timing of such withdrawal. Upon the withdrawal of any Member, the Company shall be wound down in accordance with Section 8.3.

ARTICLE 8 TERM, DISSOLUTION AND LIQUIDATION OF COMPANY

Section 8.1 Term. Except as provided in Section 8.2, the Company shall continue without dissolution until all Investments are liquidated by the Company and the proceeds thereof are distributed to the Members. Upon liquidation or termination of all Investments by the Company, any Member shall have the right to elect the dissolution of the Company by providing written notice to the other Members.

Section 8.2 Dissolution. The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(a) the expiration of the term of the Company pursuant to Section 8.1;

(b) (i) a determination by the SEC or its staff to subject Solar’s participation in the Company to an accounting or reporting treatment or other consequence which Solar, in its sole discretion, determines to be materially adverse to it, or (ii) a change by the SEC or its staff of their position with respect to the ability of a business development company to participate in entities like the Company in the manner described in this Agreement which Solar, in its sole discretion, determines to be materially adverse to it, in each case at the election of Solar by providing written notice of such election to the other Members, and in each such case the Members shall work together in good faith regarding the timing and manner of such dissolution;

(c) the entry of a decree of judicial dissolution pursuant to the Act, in which event the provisions of Section 8.3, as modified by said decree, shall govern the winding up of the Company’s affairs;

(d) the election of a Member to terminate its Capital Commitment pursuant to Section 3.1(c); provided that, the Company shall not be dissolved and wound up if SCP PIMCO elects to terminate its Capital Commitment on or prior to the SCP PIMCO Threshold Date; or

(e) a withdrawal of a Member pursuant to Section 7.2.

Section 8.3 Wind-down.

(a) Upon the dissolution of the Company, the Company shall be liquidated in accordance with this Article and the Act. The liquidation shall be conducted and supervised by the Members in the same manner provided by Article 6 with respect to the operation of the Company during its term.

(b) From and after the date on which an event set forth in Section 8.2 becomes effective, the Company shall cease to make Investments after that date, except for (i) Investments which the Company was committed to make in whole or in part (as evidenced by a binding commitment letter, term sheet or letter of intent, or definitive legal documents under which less than all advances have been made) on or before such effective date, and (ii) at the election of all Members within three (3) business days after receipt by the Members of written notice of the availability of such election from any Member, any Investment in a Portfolio Company in which the Company then has an Investment. Capital calls against the Capital Commitment of the Members shall cease from and after such effective date of dissolution; provided that capital calls against the Capital Commitment of the Members may continue to fund the allocable share of Investments in which the Company continues to participate (as set forth in the immediately preceding sentence), Expenses and all other obligations of the Company including, for the avoidance of doubt, protective advances required under the Investments. Subject to the foregoing, the Members shall continue to bear an allocable share of Expenses and other obligations of the Company until all Investments in which the Company participates are repaid or otherwise disposed of in the normal course of the Company’s activities.

(c) Distributions to the Members during the winding down of the Company shall be made no less frequently than quarterly to the extent consisting of a Member’s allocable share of cash and cash equivalents, after taking into account reasonable reserves deemed appropriate by Manager Approval, to fund Investments in which the Company continues to participate (as set forth in the immediately preceding paragraph), Expenses and all other obligations (including without limitation contingent obligations) of the Company. Unless waived by Manager Approval, the Company also may withhold ten percent (10%) of distributions in any calendar year, which withheld amount shall be distributed within sixty (60) days after the completion of the annual audit covering such year. A Member shall remain a member of the Company until all Investments in which the Company participates are repaid or otherwise disposed of, the Member’s allocable share of all Expenses and all other obligations (including without limitation contingent obligations) of the Company are paid, and all distributions are made hereunder, at which time the Member shall have no further rights under this Agreement.

(d) Upon dissolution of the Company, final allocations of all items of Company Profit and Loss shall be made in accordance with Section 4.2. Upon dissolution of the Company, the assets of the Company shall be applied in the following order of priority:

(i) To creditors (other than Members) in satisfaction of liabilities of the Company (whether by payment or by the making of reasonable provision for payment thereof), including to establish any reasonable reserves which the Board may, in its reasonable judgment, deem necessary or advisable for any contingent, conditional or unmatured liability of the Company;

(ii) To establish any reserves which the Board may, in its reasonable judgment, deem necessary or advisable for any contingent, conditional or unmatured liability of the Company to Members; and

(iii) The balance, if any, to the Members in accordance with their respective positive Capital Account balances.

(e) In the event that an audit or reconciliation relating to the fiscal year in which a Member receives a distribution under this Section 8.3 reveals that such Member received a distribution in excess of that to which such Member was entitled, each of the other Members may, in its discretion, seek repayment of such distribution to the extent that such distribution exceeded what was due to such Member.

(f) Each Member shall be furnished with a statement prepared by the Company’s accountant, which shall set forth the assets and liabilities of the Company as at the date of complete liquidation, and each Member’s share thereof. Upon compliance with the distribution plan set forth in this Section 8.3, the Members shall cease to be such, and any Member may execute, acknowledge and cause to be filed a certificate of cancellation of the Company.

Section 8.4 Cause Event. If there is a Cause Event during the term of the Company, then:

(a) the Reinvestment Period shall terminate automatically;

(b) in the case of a Cause Event resulting from the conduct of SLRC and/or SUNS, then any amendment to an existing Investment shall be deemed to be an Excluded Amendment and the Deerfield Manager shall have the option to:

(i) on a going-forward basis, approve the actions set forth in Section 6.10(a), (b), (c), (d)(ii), (g) (subject to the limitation in clause (ii) of this Section 8.4(b)), (i), (m), (o) and any action under clause (u) that applies to the foregoing provisions, without the vote or approval of the Solar Managers; and/or

(ii) require Solar, in its capacity as Servicer, to consent to the appointment of a new Servicer reasonably acceptable to Solar within fifteen (15) business days’ notice to Solar from Deerfield, to fulfill the Servicer’s obligations, and receive its rights and benefits, under the Servicing Agreement; and

(c) in the case of a Cause Event resulting from the conduct of Deerfield, then the Solar Managers shall have the option to approve the actions set forth in Section 6.10(a), (b), (c), (d)(ii), (i), (m), (o) and any action under clause (u) that applies to the foregoing provisions, without the vote or approval of the Deerfield Manager.

In the event that the remedy listed in clause (b)(i) or (c) of this Section 8.4 is exercised, then the Member exercising such remedy shall owe a fiduciary duty as a Manager serving on the Board (and exercising Manager Approval) to each Member of the Company as set forth in this Agreement (and shall provide a written acknowledgement of such fiduciary duty to the Members).

In the event that a new Servicer is appointed pursuant to clause (b)(ii) of this Section 8.4, such Servicer shall be responsible for the duties and obligations to the Company and its Members to the same extent set forth in the Servicing Agreement in effect as of the date of such appointment.

ARTICLE 9 ACCOUNTING, REPORTING AND VALUATION PROVISIONS

Section 9.1 Books and Accounts.

(a) Complete and accurate books and accounts shall be maintained for the Company at its principal office. Such books and accounts shall be kept on the accrual basis method of accounting and shall include separate Capital Accounts for each Member. Capital Accounts for financial reporting purposes and for purposes of this Agreement shall be maintained in accordance with Section 4.1 and, for federal income tax purposes, the Servicer shall maintain the Members’ Capital Accounts pursuant to the Servicing Agreement and in accordance with the Code and applicable Treasury Regulations. Each Member or its duly authorized representative, at its own expense, shall at all reasonable times and upon reasonable prior written notice to the Servicer have access to, and may inspect, such books and accounts and any other records of the Company for any purpose reasonably related to its interest in the Company.

(b) All funds received by the Company shall be deposited in the name of the Company in such bank account or accounts or with such custodian, and securities owned by the Company may be deposited with such custodian, as may be designated by Manager Approval from time to time and withdrawals therefrom shall be made upon such signature or signatures on behalf of the Company as may be designated by Manager Approval from time to time.

Section 9.2 Financial Reports; Tax Return.

(a) Within thirty (30) days after the end of each calendar month, pursuant to the Servicing Agreement, the Members shall cause the Servicer to prepare (or supervise the preparation of) and deliver, by any of the methods described in Section 10.6, to each Member (i) high-level summary financial information of the Company and (ii) any material information concerning new Investments made during such month or any defaults or potential defaults in investments discovered during such month.

(b) Within forty-five (45) days after the end of each calendar quarter, pursuant to the Servicing Agreement, the Servicer shall prepare (or supervise the preparation of) and deliver, by any of the methods described in Section 10.6, to each Member unaudited financial statements for such quarter-end (including schedule of Investments, balance sheet, income statement, statement of changes in net assets and financial highlights and ratios) of the Company.

(c) Within forty-five (45) days after the end of each calendar quarter, pursuant to the Servicing Agreement, the Servicer shall prepare (or supervise the preparation of) and deliver to the Company a summary of expenses by category in addition to a high level summary around how any such reimbursable expenses were allocated to the Company.

(d) Within ninety (90) days after the end of each calendar year, pursuant to the Servicing Agreement, the Servicer shall prepare (or supervise the preparation of) and deliver, by and of the methods described in Section 10.6, to each Member, audited financial statements for such calendar year.

(e) The Company’s auditor shall at all times be the same auditor as engaged by Solar, which as of the date of this Agreement is KPMG LLP.

(f) The Servicer shall prepare or supervise the preparation and timely filing after the end of each fiscal year of the Company all federal and state income tax returns of the Company for such fiscal year.

Section 9.3 Tax Elections. Company may, by Manager Approval, but shall not be required to, make any election required or permitted to be made by or with respect to the Company (including, an election pursuant to the provisions of Section 754 or 1045 of the Code).

Section 9.4 Confidentiality.

(a) Each Member agrees to maintain the confidentiality of the Company’s records, reports and affairs, and all information and materials furnished to such Member by the Company, the Servicer or their Affiliates with respect to their respective businesses and activities; each Member agrees not to provide to any other Person copies of any financial statements, tax returns or other records or reports, or other information or materials, provided or made available to such Member; and each Member agrees not to disclose to any other Person any information contained therein (including any information respecting Portfolio Companies), without the express prior written consent of the disclosing party; provided that any Member may provide financial statements, tax returns and other information contained therein (i) to such Member’s accountants, internal and external auditors, legal counsel, financial advisors and other fiduciaries and representatives (who may be Affiliates of such Member) as long as such Member instructs such Persons to maintain the confidentiality thereof and not to disclose to any other Person any information contained therein, (ii) to any permitted transferees of such Member’s Company interest that agree in writing, for the benefit of the Company, to maintain the confidentiality thereof, but only after reasonable advance notice to the Company, (iii) if and to the extent required by law (including judicial or administrative order and the rules and regulations of the SEC, including if required, filing a copy of this Agreement); provided that, to the extent legally permissible, the Company is given prior notice to enable it to seek a protective order or similar relief, (iv) to representatives of any governmental regulatory agency or authority with jurisdiction over such Member, or as otherwise may be necessary to comply with regulatory requirements applicable to such Member and (v) in order to enforce rights under this Agreement. Notwithstanding the foregoing, the following shall not be considered confidential information for purposes of this Agreement: (A) information generally known to the public in the absence of any breach of this Section 9.4(a); (B) information obtained by a Member from a third party who is not prohibited from disclosing the information; (C) information in the possession of a Member prior to its disclosure by the Company, the Servicer or their Affiliates; or (D) information which a Member can show by written documentation was developed independently of disclosure by the Company, the Servicer or their Affiliates. Deerfield acknowledges that Solar and its affiliates are subject to reporting obligations under the Securities Exchange Act of 1934, as amended, which will require, among other things, the filing and disclosure of this Agreement and details regarding the Investments of the Company.

(b) Notwithstanding the foregoing, absent the prior written consent of Deerfield, Solar and its Affiliates shall not make any press release, public announcement, internet posting, other mass communication that contains the Company’s or its Affiliates’ identity as a client of the Servicer or any information concerning the composition of the assets of the Company or its Affiliates, except (i) to the extent set forth in Section 9.4(a)(iii) and (ii) for ordinary course marketing information regarding Investments including tombstone advertisements that do not reference Deerfield or its Affiliates. To the extent permitted by applicable law, and notwithstanding the provisions of this Article 9, each of the Company, the Servicer or any of their Affiliates may, in its reasonable discretion, keep confidential from any Member information to the extent such Person reasonably determines that disclosure of such information to such Member likely would have a material adverse effect upon the Company or a Portfolio Company due to an actual or likely conflict of business interests between such Member and one or more other parties or an actual or likely imposition of additional statutory or regulatory constraints upon the Company, the Servicer, its Affiliates or a Portfolio Company. Notwithstanding the foregoing, each of the Company, the Servicer or any of their Affiliates shall promptly provide to each Member all relevant information and documents related to any notice or request (whether written or oral) received from any governmental or regulatory agency involving any pending or threatened Proceeding in connection with the activities or operations of the Company.

(c) The Members: (i) acknowledge that the Company, the Servicer, its Affiliates, and their respective direct or indirect members, managers, officers, directors and employees are expected to acquire confidential third-party information (e.g., through Portfolio Company directorships held by such Persons) that, pursuant to fiduciary, contractual, legal or similar obligations, cannot be disclosed to the Company or the Members; and (ii) agree that none of such Persons shall be in breach of any duty under this Agreement or the Act as a result of acquiring, holding and/or failing to disclose such information to the Company or the Members; provided that, without the prior written consent of Deerfield, in its sole discretion, Solar shall use, and shall cause the Servicer to use, reasonable best efforts to (x) cause each such Persons (if applicable) enumerated in item (i) to avoid incurring any such obligations which would restrict the sharing of such information with the Company, the Managers or the Members as a result of such fiduciary, contractual, legal or similar obligations, (y) to not disclose any material non-public information regarding any Portfolio Company or potential Portfolio Company to Deerfield or the Deerfield Manager without the prior consent of such recipient, and (z) cooperate with Deerfield’s compliance department to assist with Deerfield’s compliance with respect to internal trade restriction policies.

Section 9.5 Valuation.

(a) Valuations shall be made as required under this Agreement and as of the end of each fiscal quarter and on an annual basis, in accordance with Accounting Standards Codification 820 (or any successor guidance regarding determination of fair value of assets) and the following provisions:

(i) Within forty-five (45) days after the end of each fiscal quarter of each fiscal year, the Board shall determine the valuation of the assets of the Company using valuations provided to the Board by Servicer within thirty (30) business days after the date as of which such valuation is to be made (which valuations shall be made in accordance with the valuation guidelines set forth on Exhibit A hereto). In the event that Solar does not provide valuations to the Board within thirty (30) business days of the end of any fiscal quarter, Deerfield shall have the right, at the Company’s expense, to hire an independent appraiser or other valuation expert with the requisite experience in valuing investments to determine the value of the Company’s assets (with such independent appraiser or valuation expert being reasonably acceptable to Solar), which valuation shall be binding on the Company and deemed approved by the Board in accordance with Section 9.5(b). The Board shall promptly deliver any such Board-approved valuations to the Servicer for delivery to the Members.

(ii) In the event that an Investment held by the Company is also held by another investment vehicle managed by the investment adviser to SLRC or SUNS or any Affiliate of such investment adviser (a “Common Investment”), it is expected that the valuation of such Common Investment shall be determined by Solar in a consistent manner. In the event that Solar provides the Board with a valuation of a Common Investment that is different from the valuation provided to another investment vehicle managed by Solar, Solar shall disclose such discrepancy to the Board, and the Deerfield Manager shall have the right to require the Company to hire an independent appraiser or other valuation expert with the requisite experience in valuing investments mutually acceptable to the Members, which acceptance shall not be unreasonably withheld, at the Company’s expense to determine the value of the applicable asset which is the subject of the discrepancy. The determination made by such appraiser or expert shall be binding on the Company and the Members in accordance with Section 9.5(b) below.

(iii) To the extent a valuation is required under this Agreement at a time other than the end of a fiscal quarter or as of a Distribution Date hereunder, Solar shall determine the valuation of the assets of the Company as of the relevant date in accordance with the Company’s valuation guidelines then in effect.

(iv) Anything in this Section 9.5 to the contrary notwithstanding, the Deerfield Manager shall have the right to object to the Servicer’s valuation of the Company’s assets and may require the Company to hire an independent appraiser or other valuation expert with the requisite experience in valuing investments mutually acceptable to the Members, which acceptance shall not be unreasonably withheld, at the Company’s expense to determine the value of the applicable asset which is the subject of the objection; provided that any such objection is provided to the Servicer by the Deerfield Manager in writing within fifteen (15) business days of its receipt. Such objection shall be made automatically in relation to any valuation provided in connection with any in-kind distribution under this Agreement. The determination made by such appraiser or expert shall be binding on the Company and the Members in accordance with Section 9.5(b) below.

(b) All valuations shall be made in accordance with the foregoing and shall be final and binding on all Members, absent actual and apparent error.

(c) For the avoidance of doubt, the market value of all of the outstanding equity tranche of the Company shall equal the net asset value (or shareholder’s equity) calculated in accordance with GAAP.

ARTICLE 10 MISCELLANEOUS PROVISIONS

Section 10.1 Power of Attorney. Each Member irrevocably constitutes and appoints Solar the true and lawful attorney-in-fact of such Member to execute, acknowledge, swear to and file, on behalf of the Company such ministerial acts or documents (including regulatory, administrative or corporate filings) as Solar may determine, in its reasonable discretion, are appropriate in connection with the operation of the Company. The power of attorney granted hereunder is not intended to be a general grant of power to independently exercise discretionary judgment on behalf of the Company or the Members.

Section 10.2 Determination of Disputes. Any dispute or controversy among the Members (other than a suit brought against a Defaulting Member) arising in connection with (i) this Agreement or any amendment hereof, (ii) the breach or alleged breach hereof, (iii) the actions of any of the Members, or (iv) the formation, operation or dissolution and liquidation of the Company, shall be determined and settled by arbitration in New York, New York, by a panel of three members who shall be selected, and such arbitration shall be conducted, in accordance with the commercial rules of the American Arbitration Association. Any award rendered therein shall be final and binding upon the Members and the Company and judgment upon any such award rendered by said arbitrators may be entered in any court having jurisdiction thereof. The party or parties against which an award is made shall bear its or their own expenses and those of the prevailing party or parties, including reasonable fees and disbursements of attorneys, accountants, and financial experts, and shall bear all arbitration fees and expenses of the arbitrators.

Section 10.3 Other Documents.

(a) The Members agree to execute such other instruments and documents as may be required by law or which a Member deems necessary or appropriate to carry out the intent of this Agreement.

(b) Each Member shall directly bear all of its own fees and expenses associated with the preparation, negotiation, execution and delivery of this Agreement and the other documents contemplated hereby, except for documents used in the formation of the Company which shall constitute an Organizational Expense.

Section 10.4 Force Majeure. Whenever any act or thing is required of the Company or a Member hereunder to be done within any specified period of time, the Company and such Member shall be entitled to such additional period of time to do such act or thing as shall equal any period of delay resulting from causes beyond the reasonable control of the Company or such Member, including, without limitation, bank holidays, and actions of governmental agencies, and excluding, without limitation, economic hardship; provided that this provision shall not have the effect of relieving the Company or such Member from the obligation to perform any such act or thing.

Section 10.5 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the internal law of the State of Delaware, except to the extent that the provisions of the Act are mandatorily applicable.

Section 10.6 Waivers.

(a) No waiver of the provisions hereof shall be valid unless in writing and then only to the extent therein set forth. Any right or remedy of the Members hereunder may be waived by unanimous agreement of the Members, and any such waiver shall be binding on all Members. Except as specifically herein provided, no failure or delay by any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and a waiver of a particular right or remedy on one occasion shall not be deemed a waiver of any other right or remedy or a waiver on any subsequent occasion.

(b) Except as otherwise provided in this Agreement, any approval or consent of the Members may be given by unanimous approval of the Members, and any such approval or consent shall be binding on all Members.

Section 10.7 Notices. All notices, demands, solicitations of consent or approval, and other communications hereunder shall be in writing or by electronic mail (with or without attached PDFs), and shall be sufficiently given if personally delivered or sent by postage prepaid, registered or certified mail, return receipt requested, or sent by electronic mail, overnight courier or facsimile transmission, addressed as follows: if intended for the Company, to the Company’s principal office determined pursuant to Section 2.3; and if intended for any Member, to the address of such Member set forth on the Company’s records, or to such other address as any Member may designate by written notice. Notices shall be deemed to have been given (i) when personally delivered, (ii) if sent by registered or certified mail, on the earlier of (A) three days after the date on which deposited in the mails or (B) the date on which received, or (iii) if sent by electronic mail, overnight courier or facsimile transmission, on the date on which received; provided that notices of a change of address shall not be deemed given until the actual receipt thereof. The provisions of this Section shall not prohibit the giving of written notice in any other manner; any such written notice shall be deemed given only when actually received.

Section 10.8 Construction.

(a) The captions used herein are intended for convenience of reference only and shall not modify or affect in any manner the meaning or interpretation of any of the provisions of this Agreement.

(b) As used herein, the singular shall include the plural, the masculine gender shall include the feminine and neuter, and the neuter gender shall include the masculine and feminine, unless the context otherwise requires.

(c) The words “hereof,” “herein,” and “hereunder,” and words of similar import, when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) References in this Agreement to Articles and Sections are intended to refer to Articles and Sections of this Agreement unless otherwise specifically stated.

(e) Nothing in this Agreement shall be deemed to create any right in or benefit for any creditor of the Company that is not a party hereto, and this Agreement shall not be construed in any respect to be for the benefit of any creditor of the Company that is not a party hereto.

Section 10.9 Amendments.

(a) This Agreement may be amended at any time and from time to time by Manager Approval. Any amendment which adversely impacts any individual Member vis-à-vis the other Members will require the consent of the Member adversely impacted and no amendment may increase a Member’s Capital Commitment or otherwise increase its obligation to make Capital Contributions without such Member’s consent.

(b) Notwithstanding the foregoing, a Member may amend this Agreement and the Member List at any time and from time to time to reflect the admission or withdrawal of any Member or the change in any Member’s Capital Commitment, as contemplated by this Agreement.

Section 10.10 Legal Counsel. Solar has engaged Akin Gump Strauss Hauer & Feld LLP (“Company Counsel”), as legal counsel to the Company, Solar and the Servicer. Moreover, Company Counsel has previously represented and/or concurrently represents the interests of Solar, the Servicer and/or parties related thereto in connection with matters other than the preparation of this Agreement and may represent such Persons in the future. Each Member: (a) approves Company Counsel’s representation of the Company, Solar and the Servicer in the preparation of this Agreement; and (b) acknowledges that Company Counsel has not been engaged by any other Member to protect or represent the interests of such Member vis-à-vis the Company or the preparation of this Agreement, and that actual or potential conflicts of interest may exist among the Members in connection with the preparation of this Agreement. In addition, each Member: (i) acknowledges the possibility of a future conflict or dispute among Members or between any Member or Members and the Company or the Servicer; and (ii) acknowledges the possibility that, under the laws and ethical rules governing the conduct of attorneys, Company Counsel may be precluded from representing the Company and/or Solar and/or the Servicer (or any equity holder thereof) in connection with any such conflict or dispute. Nothing in this Section 10.9 shall preclude the Company from selecting different legal counsel to represent it at any time in the future, and no Member shall be deemed by virtue of this Section 10.9 to have waived its right to object to any conflict of interest relating to matters arising from and after the date hereof whether or not arising out of this Agreement or the transactions contemplated hereunder.

Section 10.11 Execution. This Agreement may be executed in any number of counterparts and all such counterparts together shall constitute one agreement binding on all Members. This Agreement and any amendments, waivers, consents or supplements may be executed by facsimile or portable document format (.pdf), which shall be valid for all purposes.

Section 10.12 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto; provided that this provision shall not be construed to permit any assignment or transfer which is otherwise prohibited hereby.

Section 10.13 Severability. If any one or more of the provisions contained in this Agreement, or any application thereof, shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications thereof shall not in any way be affected or impaired thereby.

Section 10.14 Computation of Time. In computing any period of time under this Agreement, the day of the act, event, or default from which the designated period of time begins to run shall not be included. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday on which banks in New York are closed, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or such a legal holiday. Any reference to “business day” shall refer to any day which is not a Saturday, Sunday or such a legal holiday. Any references to time of day shall refer to New York time.

Section 10.15 Entire Agreement. This Agreement and the Subscription Agreements entered into between the Company and each Member in connection with the Members’ subscription of interests in the Company set forth the entire understanding among the parties relating to the subject matter hereof, any and all prior correspondence, conversations, memoranda or other writings being merged herein and replaced and being without effect hereon. No promises, covenants or representations of any character or nature other than those expressly stated herein, in such Subscription Agreements, or in any such other agreement have been made to induce any party to enter into this Agreement.

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IN WITNESS WHEREOF, the Members have caused this Agreement to be executed and delivered as of date first above written.

SOLAR CAPITAL LTD.

By:
Name:
Title:

SOLAR SENIOR CAPITAL LTD.

By:
Name:
Title:

DEERFIELD SOLAR HOLDINGS, LLC

By:	Deerfield Mgmt, L.P.
Its Manager

By:	J.E. Flynn Capital, LLC
General Partner

By:
Name:	David J. Clark
Title:	Authorized Signatory